Exhibit 10.2

December 18, 2025

Ladies and Gentlemen:

In connection with the grant by the Board of Directors (the “Board”) of Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), of an exemption (the “Exemption”) from the Aggregate Share Ownership Limit as defined in Article IV of the Articles of Incorporation (the “Charter”) of the Company (the “Aggregate Share Ownership Limit”) and the Common Share Ownership Limit as defined in Article IV of the Charter (the “Common Share Ownership Limit” and together with the Aggregate Share Ownership Limit, the “Ownership Limits”) to Brent Winn and any of his affiliates (“Investor”), in connection with Investor's acquisition of up to 7.50% of the outstanding Common Shares of the Company, in excess of the Ownership Limits, Investor hereby certifies to the Board that:

(i)	Investor understands that

a.	Investor may not acquire and Beneficially Own more than 7.50% (the “Excepted Holder Limit”) in the aggregate of the Common Shares of the Company (83,250 shares, based on 1,110,000 shares outstanding, except with the prior approval of the Board); and

b.	No natural person, individual, private foundation, charitable remainder trust, or supplemental unemployment compensation benefits trust may Beneficially Own more than 7.50% of the outstanding Common Shares as a result of the Investor’s ownership of Common Shares.

(ii)Investor has reviewed, understands and agrees to the terms of Section 6.l.7(a)(ii) of the Charter.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Charter.

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.